Exhibit 10.2

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (the “Amendment”) is dated this 3rd day of August, 2018 by and between Capital Partners Industrial Fund I, LLLP, a Minnesota limited liability limited partnership (“Landlord”) and CHF Solutions, Inc., a Delaware corporation (“Tenant”).

A.
Landlord, as successor in interest to Silver Prairie Crossroads, LLC, and Tenant are the  current parties to that certain Office/Industrial Flex Lease dated October 21, 2011, as amended by that certain First Amendment to Lease Agreement dated August 16, 2013, as further amended by that certain Second Amendment to Lease dated April 20, 2015 (collectively, the “Lease”), for the lease by Tenant of approximately 23,211 rentable square feet in the building located at 12988 Valley View Road, Eden Prairie, MN 55344, consisting, as more particularly described in the Lease (the “Premises”).

B.	Effective May 24, 2017, Tenant changed its name from Sunshine Heart, Inc. to CHF Solutions, Inc.

C.	Tenant and Landlord desire to amend the Lease to extend the term of the Lease, and to make certain other specific modifications to the Lease, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.0	Capitalized Terms. All capitalized terms referred to in this Amendment shall have the same meaning defined in the Lease, except where expressly defined to the contrary in this Amendment.

2.0
Confirmation. Tenant acknowledges and agrees that: (a) Tenant is in sole possession of the Premises demised under the Lease;(b) all work, improvements and furnishings required by Landlord under the Lease have been completed and accepted by Tenant; (c) Tenant has no offset, claim, recoupment or defense against the payment of rent and other sums and the performance of all obligations of Tenant under the Lease and the Lease is binding on Tenant and is in full force and effect, and Tenant has no defenses to the enforcement of the Lease; (d) Tenant has not assigned the Lease, or sublet the Premises, and (e) Tenant is not in default of the Lease and Tenant acknowledges that Landlord is not in default of the Lease. Landlord acknowledges and agrees that Landlord is not in default of the Lease and Tenant is not in default of the Lease.

3.0	Term. The Term of the Lease shall be extended for an additional three (3) consecutive years commencing April 1, 2019 such that it will expire on March 31, 2022 (the “Extension Term”).

4.0	Rent. The monthly Base Rent from and after April 1, 2019 shall be as follows:

Time Period	Monthly Base Rent	Annual Base Rent	Rate (PSF)
4/1/19-3/31/20	$17,408.25	$208,899.00	$9.00
4/1/20-3/31/21	$17,891.81	$214,701.75	$9.25
4/1/21-3/31/22	$18,375.38	$220,504.50	$9.50

5.0
Condition of Premises. Tenant shall accept the Premises in its as-is condition as of the commencement of the Extension Term, and landlord shall have no obligation to make or pay for any alterations, additions, improvement or renovations in or to the premises to prepare the same for Tenant's occupancy during the Extension Term, except to fund the Allowance as defined below.

6.0
Improvements By Tenant and Tenant Improvement Allowance. Tenant shall pay all costs it incurs in constructing or installing improvements to the Premises. Landlord shall contribute to such improvements a cash allowance to Tenant in an amount not to exceed $30,000.00 (“Allowance”). Tenant shall pay all costs of the improvements to the Premises that are in excess of the Allowance. The Allowance shall be used by Tenant for improvements to the Premises, such as replacing a toilet, the hot water heater, and certain HVAC systems, moving the Mitsubishi air conditioning unit to the roof of the Building, and replacing lighting with LED lights, and all improvements shall be made subject to the terms and conditions of Article 15 of the Lease. The parties acknowledge that the foregoing are examples and not a complete list of possible improvements and Tenant may make other improvements in its reasonable discretion and in accordance with the Lease. Any costs related to such improvements of Tenant for which Tenant requests reimbursement from the Allowance, must be supported by reasonable documentation, such as (i) supporting invoices, (ii) receipt of purchase, information, and data as may be requested by Landlord from all general contractors, subcontractors and mater ilmen performing work on the Premises; and (iii) a full and final sworn construction statement, together with final lien waivers from all contractors and subcontractors for all work performed at the Premises by Tenant or at the request of Tenant. Provided Tenant is not in default under the Lease, as amended, Landlord agrees to reimburse Tenant for the improvement costs submitted with documentation required above, not to exceed the amount of the Allowance, within thirty (30) days following receipt of Tenant’s request.

7.0
Real Estate Brokers. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant each represents and warrants to the other party that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection with this Amendment, except for Jason Simek of Colliers International on behalf of Landlord, who shall be paid a commission by Landlord pursuant to a separate written agreement. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any other real estate broker or salesman whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Amendment.

8.0
Landlord’s Notice Address. Effective immediately, Landlord’s notice address under the Lease is hereby amended and restated as follows: c/o Capital Partners, 900 2nd Avenue South, #1575, Minneapolis, MN 55402.

9.0	General Provisions.

9.1
Option Rights. All option rights, if any, contained in the Lease, including, without limitation, options to extend or renew the term of the Lease or to expand the Premises, are hereby deleted and are of no force and effect.

9.2	Further Assurances. Landlord and Tenant each agree to execute any and all documents and agreements reasonably requested by the other party to further evidence or effectuate this Amendment.

9.3	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

9.4	Reaffirmation. As amended hereby, the Lease shall remain in full force and effect.

9.5	Conflicts. In case of any conflict between any term or provision of this Amendment and the Lease, the term or provision of this Amendment shall govern.

9.6
.pdf Signatures. In order to expedite the transaction contemplated herein, signatures sent by .pdf via e-mail may be used in place of original signatures on this Amendment or any other document or agreement in this transaction, other than those to be recorded in the public records. Landlord and Tenant intend to be bound by the signatures on each .pdf document, are aware that the other party will rely on the .pdf signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment or any other such document based on the form of signature. In the event .pdf signatures are used in any instance, ink-signed originals of such document shall also promptly be exchanged by the parties.

9.7	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement.

10.0
Effectiveness. The parties agree that the submission of a draft or copy of this  Amendment for review or signature by a party is not intended, nor shall it constitute or be deemed, by either party to be an offer to enter into a legally binding agreement with respect to the subject matter hereof and may not be relied on for any legal or equitable rights or obligations. Any draft or document submitted by Landlord or its agents to Tenant shall not constitute a reservation of or option or offer in favor of Tenant. The parties shall be legally bound with respect to the subject matter hereof pursuant to the terms of this Amendment only if, as and when all the parties have executed and delivered this Amendment to each other. Prior to the complete execution and delivery of this Amendment by all parties, each party shall be free to negotiate the form and terms of this Amendment in a manner acceptable to each party in its sole and absolute discretion. The parties acknowledge and agree that the execution and delivery by one party prior to the execution and delivery of this Amendment by the other party shall be of no force and effect and shall in no way prejudice the party so executing this Amendment or the party that has not executed this Amendment.

IN WITNESS WHEREOF. the parties hereto have executed this Amendment as of the day and year first above written,

LANDLORD;

Capital Partners Industrial Fund I, LLLP

By;	/s/ Jason Simek
Name;	Jason Simek
Its:	Managing Patner

TENANT:

CHF Solutions, Inc.

By:	/s/ Vitaliy Epshteyn
Name:	Vitaliy Epshteyn
Its:	VP of Operations